News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640             Internet:  www.bry.com

Contacts:Robert F. Heinemann, President and CEO
         Ralph J. Goehring, Executive Vice President and CFO


            BERRY PETROLEUM RESCHEDULES EARNINGS RELEASE;
         EXPECTS RECORD EARNINGS IN SECOND QUARTER OF 2004;
           REVISES ACCOUNTING TREATMENT FOR STOCK OPTIONS


Bakersfield, CA, July 26, 2004 - Berry Petroleum Company (NYSE:BRY) announced that its earnings release and conference call for the second quarter of 2004 are rescheduled for August 9, 2004. The Company expects to announce record earnings in the second quarter that ended June 30, 2004.

The Company will be revising its accounting method to use variable accounting for the expensing of stock options. This accounting method requires a mark-to-market calculation of the Company's outstanding stock option grants for each reporting period. The method is required because the Company has allowed option holders to use a cashless form of exercising their options. Berry is reviewing the financial impacts of these changes for the periods 2001 through the first quarter of 2004 and will restate its earnings accordingly. The adjustment, a non-cash expense, has no effect on the Company's cash position or liquidity. Concurrently, the Company expects to adopt SFAS 123 "Accounting for Stock-Based Compensation", as amended, effective January 1, 2004.

Berry anticipates that the impact of the restatement combined with the adoption of SFAS 123 will result in a small positive increase in earnings for 2004.


"Safe harbor under the Private Securities Litigation Reform Act of 1995:"With the exception of historical information, the matters discussed in this News Release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, a limited marketplace for electricity sales within California, counterparty risk, competition, environmental risks, litigation uncertainties, drilling, development and operating risks, the availability of drilling rigs and other support services,
legislative   and/or   judicial  decisions   and   other   government
regulations.


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